                                                                    EXHIBIT (21)

                 THE LINCOLN ELECTRIC COMPANY AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

The Company's significant subsidiaries, all of which are included in its consolidated financial statements, are listed in the following table:

                                                     COUNTRY OF         CONSOLIDATED
                     NAME                          INCORPORATION      PERCENT OWNERSHIP
----------------------------------------------    ----------------    -----------------
Lincoln Electric (U.K.) Limited...............    United Kingdom             100
Lincoln-Norweld A/S...........................    Norway                     100
Lincoln Electric France S.A...................    France                     100
Lincoln Smitweld B.V..........................    The Netherlands            100
Lincoln K.D.S.A...............................    Spain                      100
Lincoln Electric Company
     (Australia) Proprietary Limited..........    Australia                  100
Lincoln Electric Company of
     Canada Limited...........................    Canada                     100
Lincoln Big Three, Inc........................    United States               51
Big Three Lincoln Alaska, Inc.................    United States              100
Lincoln Electric Do Brasil Ltda...............    Brazil                     100
Lincoln Electric Mexicana, S.A. de C.V........    Mexico                     100

The Company has omitted the names of its subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" within the meaning of Rule 1-02 contained in Regulation S-X.

                                       37